EXHIBIT 4.4

AUTOMATIC DATA PROCESSING, INC.

2003 DIRECTOR STOCK PLAN

(as amended and restated effective as of November 13, 2007)

Automatic Data Processing, Inc., a Delaware corporation (the “Company”), hereby formulates and adopts the following 2003 Director Stock Plan (the “Plan”) for non-employee directors of the Company (“Non-employee Directors”):

I.       Purpose. The purpose of the Plan is to provide (i) nonelective payment of a portion of Non-employee Director annual retainer fees in the form of deferred stock units (“Deferred Stock Units”) which entitle the Non-employee Directors to receive, under the terms and conditions described herein, shares of the common stock of the Company, par value $.10 per share (“Common Stock”), (ii) effective November 13, 2007, allow Non-employee Directors to defer all or part of annual retainer fees not already paid in Deferred Stock Units and (iii) allow Non-employee Directors to defer receipt of Meeting Fees. The Plan was first effective as of August 11, 2003, subject to the approval of the Company's stockholders at the Company's 2003 annual stockholder meeting, and is hereby amended and restated effective as of November 13, 2007.

II.        Definitions. As used in the Plan, the following terms shall have the meanings set forth below:

A.        “Account” means the bookkeeping account established and maintained by the Company for each Participant. In accordance with Section VI, amounts credited to an Account in respect of an Annual Retainer Dollar Amount or an Elective Amount will be expressed as a number of Deferred Stock Units, and amounts credited in respect of Meeting Fees will be expressed in dollars.

B.        “Annual Retainer Dollar Amount” means a dollar amount established by the Board of Directors from time to time as the amount of the annual retainer for Non-employee Directors paid only in the form of Deferred Stock Units without election.

C.        “Beneficiary” means the person or persons designated by a Participant in accordance with Section VIII to receive the benefits specified hereunder in the event of the Participant's death or, if there is no surviving designated Beneficiary, the Participant's estate.

D.	“Board of Directors” means the Board of Directors of the Company.

E.        “Code” means the Internal Revenue Code of 1986, as amended, and any applicable Treasury Regulations and other binding regulatory guidance promulgated thereunder.

F.        “Distribution Date” means, with respect to each Participant (or his Beneficiary, if the Participant dies before distribution of his Account), the date on which distribution in respect of his Account interests in accordance with Section VII commences. A Participant's Distribution Date shall be on the thirtieth day following the date of such Participant's Separation From Service.

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G.        “Dividend Equivalents” means, with respect to each Deferred Stock Unit, an amount equal to the cash dividends, if any, which would have been paid with respect to such Deferred Stock Unit, if such Deferred Stock Unit were an actual share of Common Stock.

H.        “Elective Amount” means the portion of the annual retainer for Non-employee Directors determined under Section III. A. in respect of services for any particular calendar year which may be paid to the Non-employee Director either in cash or in Deferred Stock Units at the election of the Non-employee Director.

I.         “Fair Market Value” of a share of Common Stock means prior to November 13, 2007 the average of the high and low sales prices of a share of Common Stock on the New York Stock Exchange Composite Tape on the date in question, and effective November 13, 2007 the closing price of a share of Common Stock on the New York Stock Exchange Composite Tape on the date in question. If shares of Common Stock are not traded on the New York Stock Exchange on such date, “Fair Market Value” of a share of Common Stock shall be determined by the Board of Directors in its sole discretion.

J.         “Meeting Fees” shall mean fees a Non-employee Director earns for attendance at Board of Directors meetings and committee meetings, as well as fees a Non-employee Director earns for serving as the chairperson of a committee of the Board of Directors.

K.        “Participant” means any Non-employee Director or former Non-employee Director for whom the Company maintains an Account under the Plan.

L.        “Payment Date” means an annual date established by the Board of Directors from time to time for the crediting of the annual retainer to Non-employee Directors in the form of Deferred Stock Units under the Plan.

M.	“Plan” means this Automatic Data Processing, Inc. 2003 Director Stock Plan.
N.	“Section 409A” means section 409A of the Code.

O.        “Separation From Service” shall have the meaning set forth in regulatory guidance promulgated under Section 409A(a)(2)(A)(i) of the Code.

P.        “Specified Employee” means a Non-employee Director who meets the definition of “specified employee,” as defined in Section 409A(a)(2)(B)(i) of the Code.

III.      Participation. Only Non-employee Directors may participate in the Plan, and all Non-employee Directors shall participate in the Plan unless determined by a majority vote of the entire Board of Directors.

A.        Elections to Defer Annual Retainer. The Board of Directors shall determine the Elective Amount in its sole discretion from time to time. A Participant who wishes to have any part of the Elective Amount for any given calendar year paid as Deferred Stock Units on his Distribution Date shall irrevocably elect such medium of payment prior to the commencement of the calendar year during which the Elective Amount is to be earned. Such election shall be made in accordance with procedures and rules promulgated by the Board of Directors or its delegee for

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such purpose. Any election made under this Section III. A. shall apply to the Participant's Elective Amount earned in future calendar years unless and until the Participant makes a later election in accordance with the terms of this Section III. A.

B.        Elections to Defer Meeting Fees. A Participant who wishes to have all or any part of his Meeting Fees for a given calendar year deferred and paid to him on his Distribution Date shall irrevocably elect payment of such Meeting Fees on a deferred basis prior to the commencement of the calendar year during which the Meeting Fees are to be earned. Such election shall be made in accordance with procedures established by the Board of Directors or its delegee for such purpose. Any election made under this Section III. B. shall apply to Meeting Fees earned in future calendar years unless and until the Participant makes a later election in accordance with the terms of this Section III. B. Such election shall also include an irrevocable designation of the form of payment to be used when such deferred Meeting Fees are distributed on the Distribution Date. A Non-employee director shall either elect distribution in the form of a single lump sum payment or in the form of substantially equal annual payments to be made over a period of two to ten years. If the Nonemployee Director has not designated a form of payment prior to the beginning of the calendar year in which the Meeting Fees subject to such election are earned, such Participant shall be deemed to have irrevocably elected to receive payment of such deferred Meeting Fees in a single lump sum on his Distribution Date.

IV.	Administration.

A.        Authority of the Board of Directors. The Board of Directors shall administer and enforce the Plan in accordance with its terms, and shall have all powers necessary to accomplish those purposes, including but not limited to the power to: (i) compute the number of Deferred Stock Units to be credited to each Account; (ii) maintain or to designate any person or entity to maintain all records necessary for the administration of the Plan; (iii) establish rules for the regulation of the Plan that are consistent with the terms hereof; (iv) interpret the Plan and correct any defect or omission or reconcile any inconsistency in the Plan; and (v) provide for the disclosure of information to Participants or Beneficiaries. Any determinations made by the Board of Directors regarding the Plan shall be final and binding on all affected Participants and Beneficiaries.

Notwithstanding the above, no member of the Board of Directors shall participate in any matter which involves solely a determination of the benefits payable to him under the Plan. Any action of the Board of Directors with respect to the Plan shall be conclusive and binding upon all persons interested in the Plan except to the extent otherwise specifically indicated herein. The Board of Directors may appoint agents and delegate thereto such powers and duties in connection with the administration of the Plan as it may from time to time prescribe.

B.        Indemnification of the Board of Directors. To the maximum extent permitted by applicable law, the Board of Directors, and each member thereof, shall not be liable for, and the Company shall indemnify the Board of Directors, and each member thereof, and agree to hold the Board of Directors, and each member thereof, harmless from, all liabilities and claims (including reasonable attorney's fees and expenses in defending against such liabilities and

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claims) against the Board of Directors, and each member thereof, arising from any actions taken thereby in connection with the administration of the Plan unless such liabilities or claims are the result of the gross negligence or willful misconduct thereof.

V.        Common Stock Subject to the Plan. Subject to the adjustment provisions of Section VI.B. below, a maximum of 150,000 shares of Common Stock may be delivered under the Plan. There shall be reserved at all times for delivery under the Plan a number of shares of Common Stock, of either authorized and unissued shares of Common Stock, shares of Common Stock held in the Company's treasury, or both, equal to the maximum number of shares that may be delivered under the Plan.

VI.	Participant Accounts.

A.        Crediting of Deferred Stock Units. On each Payment Date, the Account of each Participant shall be credited with a number of Deferred Stock Units (rounded down to the nearest whole share) equal to the Participant's Annual Retainer Dollar Amount and the portion of the Participant's Elective Amount payable in Deferred Stock Units.

B.        Adjustments to Accounts. In the event of any stock split, stock dividend, stock change, reclassification, recapitalization or combination of shares which changes the character or amount of Common Stock prior to the distribution of any Account, the number of Deferred Stock Units in each Account shall be adjusted to entitle the Participant to receive the same number and kind of shares as the Participant would be entitled to receive if the Participant had actually owned the stock represented by such Deferred Stock Units at the time of the occurrence of such change and the Deferred Stock Units shall be subject to such adjustments, as determined by the Board of Directors, as to the number, price or kind of stock as determined to be equitable; provided, however, that if the change is of such a nature that the Participant, upon distribution of the Account, would receive property other than shares of stock, then the Board of Directors shall make an appropriate adjustment to provide that the Participant (or the Participant's Beneficiary) shall acquire upon distribution of the Account only shares of stock of such number and kind as the Board of Directors, in its sole judgment, shall deem equitable. If any such change or transaction shall occur, the number of shares of Common Stock specified in Section V and kind of shares for which Deferred Stock Units may thereafter be granted under the Plan shall be adjusted to give effect thereto.

C.        Vesting. The interest of each Participant in any benefit payable with respect to an Account hereunder shall be at all times fully vested and non-forfeitable. Notwithstanding the previous sentence, a Participant's interest in his Account constitutes an unsecured promise of the Company, and a Participant shall have only the rights of a general unsecured creditor of the Company with respect to his Account.

D.        Dividend Equivalents. Each Account shall be credited with Dividend Equivalents on each date a dividend is paid on Common Stock, in respect of the Deferred Stock Units credited to such Account on such payment date. Dividend Equivalents credited to an Account shall accrue interest (compounding annually) from the date of such crediting through the Distribution Date, with the applicable interest rate for each twelve month period beginning on November 1 during such period, or any applicable portion thereof, being the rate for five-year

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U.S. Treasury Notes published in The Wall Street Journal (or, in the absence of such reference, such alternate publication the Board of Directors may select from time to time) on the first business day of November of such twelve month period plus 0.50%, rounded up to the nearest 0.25%.

E.        Crediting of Meeting Fees. Deferrals of Meeting Fees shall be credited to the Account of the Non-employee Director as soon as administratively practicable following the Board of Directors or applicable committee meeting at which such Meeting Fees were earned. The portion of a Participant's Account attributable to deferrals of Meeting Fees shall be adjusted by crediting such portion of the Account with interest quarterly in the manner set forth in Section VI. D. hereunder.

VII.	Distributions.

A.        Distributions. Except as otherwise provided in this Section VII, on his Distribution Date, each Participant shall receive (i) a number of shares of Common Stock equal to the number of Deferred Stock Units in such Participant's Account (ii) a cash payment equal to the accrued Dividend Equivalents, plus interest then credited to such Account and (iii) a cash payment in respect of any Meeting Fees and applicable interest adjustments credited thereto as of the Distribution Date.

B.        Distributions to Specified Employees. Solely to the extent required by Section 409A, a distribution to a Participant who is determined to be a Specified Employee shall not be actually paid before the date which is 6 months after the Specified Employee's Separation From Service (or, if earlier, the date of death of the Specified Employee).

C.        Receipt and Release. Any distribution to any Participant or Beneficiary in accordance with the provisions of this Section VII shall be in full satisfaction of all claims under the Plan against the Company and the Board of Directors. The Board of Directors may require any Participant or Beneficiary, as a condition to payment, to execute a receipt and release to such effect.

VIII.   Beneficiaries. Each Participant may designate one or more Beneficiaries to receive the amounts distributable from such Participant's Account under the Plan in the event of such Participant's death. Such designations shall be made on forms provided by the Board of Directors. A Participant may from time to time change his designated Beneficiaries, without the consent of such Beneficiaries, by filing a new designation in writing with the Board of Directors. The Company and Board of Directors may rely conclusively upon the Beneficiary designation last filed in accordance with the terms of the Plan.

IX.      Amendments to the Plan; Termination of the Plan. The Board of Directors may amend, alter, suspend, discontinue or terminate the Plan without the consent of any Participant; provided, however, that no such amendment, alteration, suspension, discontinuation, or termination of the Plan shall materially and adversely affect the rights of any Participant with respect to amounts already credited to such Participant's Account. The Plan has no fixed termination date.

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X.	General Provisions.

A.        Limits on Transfer of Rights; Beneficiaries. No right or interest of a Participant under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment by creditors of the Participant or his Beneficiary, or shall be transferable by a Participant otherwise than by will or the laws of descent and distribution; provided, however, that a Participant may designate a Beneficiary in accordance with Section VIII to receive any payment or distribution under the Plan in the event of the death of the Participant. A Beneficiary, guardian, legal representative or other person claiming any rights under the Plan from or through any Participant shall be subject to all terms and conditions of the Plan applicable to such Participant, except to the extent the Plan otherwise provides with respect to such persons.

B.        No Rights of a Stockholder. No Participant shall have any of the rights or privileges of a stockholder of the Company as a result of the establishing of or crediting of any amounts to an Account under the Plan, until Common Stock is actually distributed to the Participant pursuant to Section VII of the Plan.

C.        No Right to Continued Election as a Director. Nothing contained in the Plan shall confer, and no establishment of or crediting of any amounts to an Account shall be construed as conferring, upon any Participant, any right to continue as a member of the Board of Directors, or to interfere in any way with the right of the Board of Directors to increase or decrease the amount of the Annual Retainer Dollar Amount, or any other compensation payable to Participants.

D.        Governing Law. The validity, construction and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of New Jersey, without giving effect to principles of conflicts of laws.

E.        Interpretation. Whenever necessary or appropriate in the Plan, where the context admits, the singular term and the related pronouns shall include the plural and the masculine gender shall include the feminine gender.

F.        Nonalienation of Benefits. No right or benefit under the Plan shall be subject to anticipation, alienation, sale, assignment, hypothecation, pledge, exchange, transfer, encumbrance or charge, and any attempt to anticipate, alienate, sell, assign, hypothecate, pledge, exchange, transfer, encumber or charge the same shall be void. To the extent permitted by applicable law, no right or benefit hereunder shall in any manner be liable for or subject to the debts, contracts, liabilities or torts of the person entitled to such benefits.

G.        Separability. If any provision of the Plan is declared invalid, illegal or incapable of being enforced by any court of competent jurisdiction, all of the remaining provisions of the Plan shall nevertheless continue in full force and effect and no provisions shall be deemed dependent upon any other provision unless expressly set forth herein.

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H.        Compliance with Section 409A. Notwithstanding any provision of the Plan to the contrary, it is intended that the provisions of this Plan comply with Section 409A, and all provisions of this Plan shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. Each Participant is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or for the Account of such Participant in connection with this Plan or any other Plan maintained by the Company (including any taxes and penalties under Section 409A), and neither the Company nor any affiliate of the Company shall have any obligation to indemnify or otherwise hold such Participant (or any beneficiary) harmless from any or all of such taxes or penalties.

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